Exhibit 99.1

FARM — NASDAQ NATIONAL MARKET SYSTEM

TORRANCE, Calif. — (BUSINESS WIRE) — Nov. 9, 2007 — Farmer Bros. Co. (NASDAQ:FARM) today reported a net loss for its first fiscal quarter ended Sept. 30, 2007 of $0.9 million or $0.07 per share, compared with net income in the first quarter of fiscal 2007 of $1.0 million or $0.07 per share.

The Company reported revenues in the first quarter of $60.9 million, up 26.3% from $48.3 million in last year’s first quarter. Most of the gain — $9.6 million or 75.6% of the increase of $12.7 million — was contributed by Coffee Bean Intl. (CBI), which the Company acquired in April 2007. Sales of Farmer Bros. operations, excluding CBI, increased by $3.1 million or 6% compared with the same period last year.

“I am pleased with our continuing progress as we execute our long-term plan for Farmer Brothers’ second century,” said Guenter Berger, Chairman and CEO. “We began to launch these initiatives more than half a dozen years ago and I’m proud that we have made so many positive changes to our Company while maintaining the stability of our operations and our high levels of customer service.”

Rocky Laverty, President and CEO designate, noted, “For the past three months we have spent a great deal of time working to align the resources of Farmer Brothers and CBI to fuel the growth we expect.  We’re encouraged by the progress we’ve seen in utilizing the strengths of both companies to become even more competitive in our market.  We believe our customers, shareholders and employees will reap long-term benefits from these planned investments in our Company’s future.”

Selling, general and administrative expenses for the first quarter increased 18.0% to $36.4 million. Approximately 70% of the increase was associated with CBI’s operating expenses. The balance of the increase primarily reflected higher costs for legal fees, compensation costs and information-technology costs that are associated with the multi-year program to upgrade the Company’s computer and information systems.

The Company also reported Other Net Losses in the first quarter of $2.9 million, compared with Other Net Income of $1.3 million in last year’s first quarter. This change primarily reflects the effects on the Company’s interest-bearing investments of the volatility in the sub-prime mortgage securities market.  Although the Company has no direct exposure to sub-prime mortgages, its investments are subject to credit and stock market volatility.

The Company ended the first fiscal quarter with cash and short-term investments of $157.4 million, down from $170.6 million on June 30, 2007. The decrease reflects cash investments in property, plant and equipment and inventory.

The Company also reported the following operational highlights during the quarter:

•                  Coffee Bean International, based in Portland, Ore. and one of the nation’s leading specialty coffee roasters and wholesalers, completed its first full quarter as a wholly owned subsidiary of the Company. During the quarter, CBI selected a site in Portland for construction of a new facility that will increase CBI’s production capacity and efficiency so it can meet its growing demand. The construction will be funded from internal sources and is expected to cost about $15 million, primarily in fiscal 2008.

•                  Having completed major upgrades in its enterprise resource management system, the Company began testing the system’s sales applications, which are designed to help employees be more efficient and effective in serving customers.  The Company expects to go live with its route sales system and convert CBI’s systems in the second and third quarters of fiscal 2008.

The Company’s management will discuss the state of the Company and the Company’s strategies for the future at the annual meeting of stockholders at the Company’s headquarters on Dec. 6, 2007. The Company will provide a written record of management’s presentation on its web site after the meeting.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this press release and the quarterly reports filed by the Company on Form 10-Q and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

             FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,
	2007	2006

Net Sales	$60,943	$48,264
Cost of goods sold	27,096	20,181
Gross Profit	$33,847	$28,083
Selling Expense	28,475	24,664
General and Administrative expenses	7,900	6,156
Operating Expenses	$36,375	$30,820
Loss from operations	$(2,528)	$(2,737)
Other income (expense):
Dividend income	1,027	956
Interest income	1,259	1,460
Other, net (expense) income	(2,894)	1,304
Total other (expense) income	$(608)	$3,720
(Loss) income before taxes	(3,136)	983
Income Tax (benefit)	(2,183)	(30)
Net (loss) income	$(953)	$1,013
Net (loss) income per common share	$(0.07)	$0.07
Weighted average shares outstanding	14,197,414	14,020,523

CONTACT: Abernathy MacGregor Group

              Jim Lucas, 213-630-6550